Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 28, 2026, relating to the financial statements and financial highlights of The Arbitrage Funds comprising Arbitrage Fund, Water Island Event-Driven Fund, Water Island Credit Opportunities Fund, and AltShares Merger Arbitrage ETF and AltShares Event-Driven ETF (formerly, a series of AltShares Trust), which are included in Form N-CSR for the year ended May 31, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Portfolio Holdings Disclosure Policy”, “Independent Registered Public Accounting Firm” “Accounting and Legal Service Providers” and “Financial Statements” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

September 24, 2026